UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 9, 2015

Commission File #: 000-53723

TAURIGA SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Florida

(State or other jurisdiction of incorporation)

65-1102237

(IRS Employer Identification Number)

39 Old Ridgebury Road

Danbury, CT 06180

(Address of principal executive office)

Tel: (917) 796-9926

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.02 – DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

Sung and Brennan Resignation

On July 9, 2015, Stella M. Sung, PhD. submitted her resignation as a member of the Board of Directors (the “Board”) of Tauriga Sciences, Inc. (the “Company”) and as the Company’s Chief Executive Officer and Chief Financial Officer. Dr. Sung did not hold any positions on any committees of the Board at the time of her resignation. The resignation was not the result of any disagreements with the Company. In consideration of her efforts on behalf of the Company, Dr. Sung was granted a contingent issuance of 43,000,000 shares of the Company’s common stock. This issuance will occur if and only if the authorized increase in the number of shares of common stock from 1 billion to 2.5 billion is approved by the stockholders of the Company. Ms. Sung was also granted a separation payment of $41,500, which constituted of accrued salary of $14,000, a one-time separation payment of $20,000 and $7,500 for health insurance and car payment. A copy of Dr. Sung’s resignation letter, incorporated herein in its entirety, is attached hereto as Exhibit 99.1.

On July 10, 2015, Michael J. Brennan, MD, PhD submitted his resignation as a member of the Board of the Company. Dr. Brennan did not hold any positions on any committees of the Board at the time of his resignation. The resignation was not the result of any disagreements with the Company. In consideration of his efforts on behalf of the Company, Dr. Brennan was granted a contingent issuance of 5,000,000 shares of the Company’s common stock. This issuance will occur if and only if the authorized increase in the number of shares of common stock from 1 billion to 2.5 billion is approved by the stockholders of the Company. A copy of Dr. Brennan’s resignation letter, incorporated herein in its entirety, is attached hereto as Exhibit 99.2.

Shaw Appointment

Simultaneously with Dr. Sung’s resignation, the Board appointed Seth M. Shaw as the Chairman of the Board and its new Chief Executive Officer.

Mr. Shaw, age 36, started his career at American International Group (AIG) Global Investment Group, and furthered his growth capital experience working at a prestigious Manhattan based hedge fund (Harvest Capital Management). In 2005, he founded Novastar Resources Ltd, a natural resources exploration company focused on the exploration and acquisition of mineral properties containing the element thorium. During this period, Mr. Shaw secured more than $17 million in financing from top tier institutional investors and was an integral stakeholder in the completion of the merger between Novastar Resources and Thorium Power. During this period, he held the position of Director of Strategic Planning until mid-2007. Subsequently, the company changed its name to Lightbridge Inc. and currently trades on the NASDAQ (NASDAQ: LTBR).

Following the merger, Mr. Shaw has assisted several other companies in securing value added capital from institutional investors as well as providing management consulting. Among those, Mr. Shaw was instrumental in securing $12,000,000 from Tudor Investment Corp. for NASDAQ listed flat panel display developer Uni-Pixel Inc. (NASDAQ: UNXL). In addition, Mr. Shaw served as the founding CFO of Los Angeles based Biotech firm Physician Therapeutics LLC (“PTL”) in 2004. Subsequently PTL merged with Targeted Medical Pharma (“TMP”) (OTCQB: TRGM). Mr. Shaw had previously served as the CEO of the Company from August 22, 2012 through February 26, 2014. Throughout his tenure with the Company, Mr. Shaw has been instrumental in completing numerous private placements and most recently retired the entirety of the Company’s convertible debt in October 2014. Mr. Shaw also continues to serve as Vice President Strategic Development for Breathe eCig Corp. (OTCQB: BVAP), a revenue generating electronic cigarette industry innovator and pioneer.

Mr. Shaw graduated from Cornell University in 2001 with a bachelor’s degree in Policy Analysis Management and a concentration in Econometrics.

Family Relationships

There are no family relationships between any of the Company’s directors or officers and Mr. Shaw.

Related Party Transactions

There are no related party transactions with respect to Mr. Shaw reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Compensatory Arrangements

The Company has not yet entered into any other additional compensatory agreements or plan with Mr. Shaw with respect his new appointment as the Company’s Chief Executive Officer and member of the Board. However, the Company does plan to pay Mr. Shaw accrued but unpaid salary in the amount of $26,000. The Company does plan to enter into a compensatory arrangement with Mr. Shaw in the future and will announce the terms at such time.

Lahlou Appointment

Simultaneously with Dr. Sung’s resignation, the Board appointed Ghalia Lahlou as its new Interim Chief Financial Officer.

Ms. Lahlou, age 28, joined the Company in May 2011 as the Operations Manager based in the Montreal office. She previously worked in a number of operational roles ranging from the energy sector to healthcare. Ms. Lahlou was pivotal in interfacing and managing institutional and high net worth investors during her tenure with two early stage public companies. Prior to this, she served the role of assistant project manager at one of the largest steel manufacturing companies in North Africa. During her time there, she played a key role in the development of new product lines catering to the construction and building sector. At the Company, her role involves maintaining relationships with investors, managing daily operations and overseeing company communications with the investor community and the regulatory authorities in U.S and Canada.

Ms. Lahlou graduated from McGill University, Montreal, Canada with a degree in Mechanical Engineering. Prior to that, she completed her studies in Health Sciences at Marianopolis College, Montreal.

Family Relationships

There are no family relationships between any of the Company’s directors or officers and Ms. Lahlou.

Related Party Transactions

There are no related party transactions with respect to Ms. Lahlou reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Compensatory Arrangements

The Company will pay Ms. Lahlou an annual salary of $96,000 for her services as the Chief Financial Officer.

ITEM 9.01 – FINANCIAL STATEMENTS AND EXHIBITS.

99.1	Resignation letter of Dr. Stella M. Sung.

99.2	Resignation letter of Dr. Michael J. Brennan.

99.3	Press release dated July 13, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 16, 2015

TAURIGA SCIENCES, INC.

By:	/s/ Seth M. Shaw
Seth M. Shaw
Chief Executive Officer